Exhibit 99.1
HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

HAIGHTS CROSS
May 9, 2006
4:00 p.m. EDT

Moderator	Ladies and gentlemen, thank you for standing by and welcome to the First Quarter 2006 Investor Call. Now at this time all participants are in a listen-only mode. Later we will conduct a question answer session with the instructions being given at that time. As a reminder this conference is being recorded.

I would now like to turn the conference over to our host, Chairman and CEO, Mr. Peter Quandt. Please go ahead, sir.

P. Quandt	Thank you, Lori. Good afternoon. Welcome to the Haights Cross First Quarter 2006 Financial Results conference call. With me today is our CFO, Paul Crecca. Paul will go over the first quarter results in detail in just a few minutes.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

But first I’d like to give some initial comments and talk briefly about our market conditions and business highlights. For the first quarter Haights Cross’ total revenue increased 11.1% to $51.5 million compared to revenue of $46.4 million in the prior period. This growth was due to the strong performance of our Test-prep and Intervention segment where growth was driven by innovative new products as well as the No Child Left Behind law’s demand for materials to support Test-prep in schools.

In addition, the quarter reflects a full quarter revenue impact of last year’s Oakstone Publishing’s acquisition of Scott Publishing and CMEinfo. Our Library segment, which is Recorded Books, had a modest revenue decline of 3.7% to $18.7 million. This decline was primarily caused by lower licensing revenue from Japan of our Pimsleur language series.

Performance across all other channels, the core library channel, schools, consumer, retail and our English division was very solid. The one exception was our travel unit center, which continues an expected decline due to competition from satellite radio and low price remaindered audiobooks.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

The Test-prep and Intervention segment had revenue growth of almost 31%, an increase of $4.2 million to $17.8 million. This reflects strong performance by Triumph, Buckle Down and Options Publishing. Together Triumph Learning and Buckle Down Publishing Group, $3.3 million or 33.4% to $13.1 million. As we reported last quarter, last year Triumph was hugely successful in renewing almost 60% of our entire product line to reflect a new generation of state tests.

Options Publishing also had a great quarter with revenue increasing almost $1 million to 23.9%, again on demand for the slated programs as well as its success in selling Buckle Down products in three states.

Our K-12 Supplemental Educational Publishing segment, which is Sundance/Newbridge, reported a 13.7% sales decline for the quarter with revenue of $7.9 million. As we reported in previous quarters, the supplemental educational market is generally soft. School districts are emerging from a cycle of spending a lot of money for new basal materials, which has reduced the spending on supplemental materials. Moreover, the primary market that Sundance/Newbridge serves, lines of leveled readers, has become much more competitive with many more educational publishers offering this type of product.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

As we reported last quarter Paul Konowitch was appointed Sundance/Newbridge President after Bob Laronga retired at the end of last year. Paul is moving aggressively to strengthen the management team, control expenses and expand the new product pipeline. We believe that Sundance/Newbridge has a strong brand and truly great product and can ride out the current down trend that is impacting virtually all supplemental publishers.

Revenue for the Medical Education segment increased 71.3% in the first quarter to $7 million. As I mentioned this includes full quarter results from Scott Publishing and CMEinfo. While most of the sales growth at Oakstone was derived from the impact of these two acquisitions, Oakstone’s organic growth was in the high single digits nevertheless.

The first quarter results were generally in line with previous guidance for the quarter. We, obviously, are delighted with the continuing strong performance of our Test-prep and Intervention segment. Recorded Books is continuing its strong momentum, including the introduction of a major new instructional audio product line and in-school division.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

Now as for the four markets that we serve. We do not expect to see any unexpected trends from our last quarter’s overview. The K-12 educational market, which includes basal, supplemental and Test-prep segment, appeared from early reports at the start of the year a bit slower than expected. The AAP, the Association of American Publishers, reported a decline of 4.7% March year-to-date.

This decline, however, was primarily driven by weakness in the basal segment, again driven by a slow adoption year for basals. Overall, however, most forecasters believe the entire K-12 educational market will grow in the mid-single digits in the next few years.

There is every reason to expect that our Test preparation segment will continue to see strong growth in product demand. The public’s focus on test results, if anything, is only increasing.

In the audiobook market there is continued, increasing public interest in audio books. The audiobook content now standardized in CD, audio cassette and downloadable formats, this is going to be a very strong market.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

In the CME sector, where Oakstone and CME are major players, there is no sign of letdown. It’s a very healthy market. Nancy McMechan and her team have done just a terrific job integrating last year’s two acquisitions.

Now let me take a few minutes to review some of the operating results at the individual operating units. At Recorded Books our new standing order plans, the Classics Continuous Order Plans, “Your Coach in a Box” Standing Order Plans launched in the first quarter of 2006 and are selling well in libraries.

The downloadable audiobook service is also doing well in libraries. We’ve seen strong sign-ups across the country, but particularly in concentrated, highly populated urban areas, such as the Detroit area, the three counties around Washington, D.C. and Long Island.

The School division launched a downloadable audiobook service and began pre-selling its exciting, new literature based program, Janet Allen’s Plugged-In To Reading™, which is scheduled to ship late in June.

The Consumer division’s performance was driven by Recorded Books Unlimited, whose membership topped 7,000 at the end of the quarter.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

In our Test-prep segment, Buckle Down appointed Tom Emrick President and General Manager. Tom has served as Buckle Down’s Executive Vice President and publisher before this. Triumph Learning received three nominations from the Association of Educational Publishing for its annual distinguished achievement award called the Golden Lamp Award. In addition, Buckle Down moved its customer service and shipping operation from Iowa City to the consolidated Haights Cross operations in Northborough, Massachusetts and its finance and accounting functions were consolidated into Triumph Learning’s Manhattan headquarters office.

At Options Publishing sales for the first quarter grew almost 24%. Sales in the northeast and Midwest were particularly strong reflecting demand for new products as well as intervention and parent involvement materials. Also in the first quarter Options Publishing’s direct sales force began representing Buckle Down’s state specific Test-prep products in three states.

As a result of this early success in these three states the Options sales force is being rolled out and we’re now going to be offering Buckle Down products in a total of eight states. Options has also received notification of

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

several significant summer school adoptions that will contribute to second quarter growth.

As I mentioned earlier at Sundance/Newbridge Paul Konowitch is building a scheme and working on new product growth opportunities as well as controlling expenses. Paul has hired senior people in product development, marketing and sales. The unit completed planned expansion of two of its successful reading programs, Reading PowerWorks® and Second Chance Reading™.

At Oakstone, Oakstone Medical Publishing launched or completed the development of six new Board Review courses in its CMEinfo Division. Oakstone Wellness Publishing introduced six new health and wellness posters and twelve new titles in its Tabletop Poster series.

Finally, a brief comment about acquisitions before I turn it over to Paul. Haights Cross continues to have a pipeline of potential acquisitions and we’ve been in active discussions with a number of companies. Our approach to acquisitions is to be selective, focus on growing companies in our core markets and pay reasonable prices.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

With that, I’m going to pass the microphone over to Paul.

P. Crecca	Thanks, Peter. Good afternoon, everyone. Our first quarter financial results as reported in our press release, as Peter mentions, reflects the second quarter 2005 acquisitions of Scott Publishing and CMEinfo, which are reported on a prospective basis from their respective acquisition dates forward.

Scott Publishing and CMEinfo were not considered or not defined as significant acquisitions and therefore pro forma information will not be reported. As you know, in August of 2005 we sold our Chelsea House business. Yesterday we filed an 8-K providing restated financial results for 2004 by quarter and the first two quarters of 2005, which removed Chelsea House. The same 8-K also provided updated pro forma information for the inclusion of Buckle Down and Options Publishing after the elimination of Chelsea House.

Our financial reporting for the third and fourth quarters of 2005 reflected the divestiture of Chelsea House and included Buckle Down and Options Publishing for full periods. Please refer to our press release for a full reconciliation of EBITDA to GAAP financials.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

As Peter mentioned first quarter 2006 revenue of $51.5 million increased $5.1 million or 11.1%. Revenue for our Library segment, Recorded Books business, declined 3.7% in the first quarter resulting from declines in the Pimsleur language series royalties, as Peter mentioned, as well as in the retail and travel center channels, all three of those being secondary lines of business for Recorded Books.

The core Library channel was flat for the first quarter, but that’s as compared to a very strong first quarter of 2005, which reflected 21.4% growth for the Library channel. Our Test-prep and Intervention segment achieved revenue growth of 30.7% for the quarter reflecting the continued benefits of No Child Left Behind.

Triumph Learning and Buckle Down revenue grew 33.4% for the quarter. While not quite the 65.3% growth of the fourth quarter of 2005 it was an exceptional performance, confirming the value of our product development investments by this business.

Options Publishing achieved revenue growth of 23.9% for the quarter, continuing to benefit from the push of No Child Left Behind for improved reading and math skills.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

First quarter revenue for Sundance/Newbridge, as Peter mentioned, declined 13.7% continuing the sales softness that we experienced in the second half of 2005. As previously reported we believe this performance largely reflects the effect of substantially increased competition in the supplemental education space, most notably from the large basal textbook publishers.

As Peter mentioned, we continue to focus much attention on the turnaround of this business implementing both short-term initiatives and long-term investments. Notwithstanding these initiatives, however, given what we see today we anticipate that for the second quarter of 2006 Sundance/Newbridge will report a revenue decline in probably the 20% to 25% range as the second quarter of 2005 still contains some very strong periods. So we expect to see a decline in revenue for the second quarter of 2006 at Sundance/Newbridge.

The Medical Education segment revenue for the second quarter increased $2.9 million, once again reflecting our acquisitions of Scott Publishing and CMEinfo in the second quarter of 2005. Our existing Oakstone Medical Business reported growth of 7.1% resulting from improved sales of our

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

core audio CME product as well as ancillary and new Medical Education products.

First quarter operating income declined $1.4 million as our $5.1 million revenue gain was offset by cost of goods sold increase of $900,000, increased selling general and administrative expenses of $4.1 million and increased depreciation and amortization of $1.6 million relating almost entirely to pre-publication costs.

EBITDA for the quarter was up $0.1 million as increased investments in sales and marketing, new management and certain one-time costs of function and facility relocations that Peter mentioned offset our revenue and associated gross profit gain for the quarter.

Now some comments on our balance sheet position. At March 31, 2006 our total cash was $53.6 million, including $3.6 million at the holding company level. This represents a $16 million use of cash in the quarter as cash from operations was offset by $12.8 million of cash interest paid in the quarter, a $13.5 million investment in working capital in the quarter and $6.8 million of capital expenditures for the period.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

For the 12 months ended March 31, 2006 EBITDA, calculated in accordance with our senior notes indenture, was $56.1 million. If we look at leverage on a net of cash basis at March 31, secured leverage for Haights Cross was 1.31; Opco leverage, once again net of cash, was 4.34 and leverage through our senior discount notes at Holdco was 6.05. At March 31, our $30 million revolver was undrawn with an availability of $20.9 million.

With our first quarter performance being generally in line with our expectations we’ll confirm our 2006 guidance for revenue growth in the 7% to 8% range, which anticipates a Sundance/Newbridge revenue decline in the mid-teens with EBITDA growth in the same range as the revenue growth.

That concludes our prepared comments. At this point we’ll open it up to questions. Lori.

Moderator	Thank you. Our first question from the line of Meredith Alin with Bear Stearns. Please go ahead.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

M. Alin	Good afternoon. A few questions for you. First of all, I noted in the release that you made a comment about increased SG&A expenses eating into gross margin and revenue gains. I’m wondering if you can give us a little more detail on that in terms of what some of the specific increases were and whether or not you see them abating at all going forward.

P. Crecca	Peter mentioned more specifically a couple of the facility and functional moves that we had relocation costs involved there, moving some Buckle Down operations into Northborough and into New York. Also mentioned there was a CEO transition at Sundance/Newbridge; that was a bit of an investment.

P. Quandt	And one at Buckle Down.

P. Crecca	And one at Buckle Down. Those are the major items.

M. Alin	Going forward should we expect to see...

P. Crecca	They wouldn’t dilute margin or EBITDA to the extent I think that they did in the first quarter, no. Again, as noted, most of them are one-time items, but operating items nonetheless.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

M. Alin	Okay, terrific, thank you. I’m wondering if you can speak a little bit about your Library business. I believe that during your fourth quarter call based on the negative trends that we have seen during the fourth quarter you had said that you felt that for 2006 this business would show some positive growth, albeit not perhaps as significant as what we had seen prior to the fourth quarter. Are you still looking at that segment to deliver a similar level of growth now? Or any color that you can provide as to what the impact is of the softness that you’re seeing in the non-core segments would be helpful.

P. Crecca	I think, Meredith, we were with the fourth quarter Recorded Books, Library channel being down, I think we were cautious about the first quarter and hence it did turn in flat. And I do have to restate that the four quarters, the fourth quarter of ‘04 and the first three quarters of ‘05 were extremely strong for Recorded Books, particularly the Library segment. So we’re going up against periods now that really were very strong growth and in the range of sort of mid-teens kind of growth for that Library segment.

So those are tough period comps to go against, so we’re still optimistic that the Library channel will show growth in 2006, but albeit not at the

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

level that we saw in 2005. We didn’t see it in the first quarter, but as I said with our last call that was kind of expected that it wasn’t going to turn around in the first quarter. But we still are optimistic about seeing growth for the Library channel on the full year.

M. Alin	And what the impact of the retail travel business?

P. Crecca	Those are very, very small. The Library channel all up is 70% of the Recorded Books business. The dollar miss, or the dollar decline for Recorded Books revenue was relatively small; it was $700,000 range and it was driven by very secondary channels. They’ll not have a major impact. Really it’s driven by the Library channel, the school channel and the consumer channel.

The school channel and the consumer channel were both up in the period, but Library was flat, which, again, being 70% of the business really does mute basically everything else.

M. Alin	Okay, terrific. Last question before I turn it over. Peter, you made mention about continuing to look at potential acquisition targets. I’m wondering if either you or Paul could give us a little more detail as to

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

whether or not you have anything in the pipeline that you’re currently evaluating and just give us a sense of what you’re seeing in terms of the M&A market in general.

P. Quandt	We do have a fair amount in the pipeline. However, we’ve seen very little that is really core to our businesses and attractive to us. There’s quite a bit out there, but we’re turning a lot of things down that isn’t close enough to our existing businesses. So we’ve declined to make offers on quite a few businesses.

Or it’s just businesses that we don’t view are going to be growth businesses in the future. So we’re being very selective. There’s been a lot out there, but there hasn’t been that much that’s been attractive to us.

M. Alin	All right. Thanks very much.

Moderator	And our next question from the line of Shannon Ward with AIG. Please go ahead.

S. Ward	Hi. Thanks, by the way, for providing the 8-K with the detail on the pro forma information. That was really helpful. Quickly, following up on

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

Meredith’s question on the Library segment, ex the Pimsleur business that, I guess, didn’t happen in this quarter is the rest of the business sort of at the same margin run rate? You know, we’ve had a margin decline this quarter, but I’m wondering if that’s just due to that business not being there.

P. Crecca	Yes, the royalty from Pimsleur it’s really a big flow through so it, yes, does have an impact on margin. There’s really no cost to goods. As Peter alluded to, we’ve licensed Pimsleur for the U.S. market, but with that license we got the rights to sell the product, the Pimsleur language series, in Japan. And we have an agent there that handles it; they get the lion’s share of the sale. We get a royalty and it just flows through. And to the extent that that royalty comes up short, and it’s a matter of timing on the promotion they do in Japan. It fell short by 400,000 or 500,000, that just falls right through and it’s all margin unfortunately.

And in the first quarter of last year, it was a decent royalty payment. So, again, it’s not huge. It’s under a million dollars, but it was down substantially in the first quarter of ‘06 so it drops right to margin.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

S. Ward	Okay. And did I hear you correctly to say that it’s a timing issue and it will be made up later in the year?

P. Crecca	No. It happens in the first quarter. It’s unclear what’s going to happen the balance of the year with Pimsleur licensing royalty from Japan. It’s unclear at this point.

S. Ward	And then I understand that given the guidance that you’ve provided for ’06 that it’s clear that you’re going to make up the softness in K-12 with the strength that you’re seeing in other businesses, but at what point do we expect to see the K-12 business start to turn around or exhibit less of a decline in the EBITDA? Next quarter is a historically strong quarter for you.

P. Quandt	Yes, I would agree with Paul that I don’t see it until the beginning of this next school year and we think we’ll see an improvement then. But we can’t say with absolute certainty. We haven’t seen the light at the end of the tunnel yet and we do believe that the second quarter is going to be weak. I wish I could say; we’re doing all the right things. We’re doing many, many things at Sundance/Newbridge and we’ve improved our marketing, we’ve improved our staffing and hired several new people,

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

improved our database, improved promotion, but we haven’t seen the payoff yet.

S. Ward	And what’s your visibility on that business? If you’re expecting the sort of light, as you say, at the end of the tunnel the next school year, when do you know that that’s happening or will you have to reassess that maybe that’s not happening?

P. Quandt	You know in our businesses, Shannon, we have usually pretty good predictability, but not true visibility. Except in something like our Recorded Books COP business or Oakstone, which has a subscription basis; most of the time we don’t know we’re going to have the sale until days before the order is going to come in and we get a purchase order and then within weeks or days we ship it.

So the visibility is not high compared to some publishers. Predictability, though, is pretty good. But the problem with the predictability here is that we do know we’re facing a lot of competition and the market is depressed. And we just can’t say at this time that we’re highly confident that by the third quarter or the end of the third quarter that we’re going to see

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

improved results at Sundance/Newbridge. I’d like to say that, but I just haven’t seen it yet.

S. Ward	I appreciate your candor. Thank you.

P. Quandt	If we have sales people coming to us and they say well we’ve got all these school districts lined up and we haven’t got the orders yet, but we’re just so confident we’re going to get the orders, you know I’d be more optimistic. But we don’t have that today.

S. Ward	Okay. Then my last question is on the working capital number. The working capital use seemed high, although I must say I didn’t go back and look at what last year this time had. Is this a seasonal thing or is there something unique about this quarter that’s required?

P. Crecca	No, first quarter is traditionally a working capital build in this range. So this is not unusual.

S. Ward	Okay. And what is the seasonality of that? When do you expect the reversal of the working capital build?

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

P. Crecca	Really it begins to turn around, it will continue to build, frankly, in the second quarter. Today we’re building inventory, receivables to a bit of an extent as well, but in the second quarter we’ll build some inventory, the collections will start to roll in the third. So it will begin to turn in the third, the big turn is in the fourth. So we’re moving from really a low working capital point in the fourth quarter to not quite near the peak in the first, but not far from it.

S. Ward	Okay. And that’s as it slows with the orders coming in at the beginning of the school year and then school’s paying in the fourth quarter?

P. Crecca	That’s correct. Recorded Books is pretty steady throughout the year, but that is correct.

S. Ward	Okay. All right, that’s it for me. Thanks, again, Peter and Paul, I appreciate it.

Moderator	We go next to the line of David Frey with Stanfield Capital Partners. Please go ahead.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

D. Frey	Hi, guys. I wanted to just explore the cost side a little bit more. The discussion in the press release on EBITDA talks about selling general administrative offsetting basically revenue and gross margin gain. Can you kind of put that in the buckets or bridge where those increases are coming from?

P. Crecca	Let me suggest this, that our 10-Q will be filed in just a number of days and it will show the break out between sales and marketing, fulfillment distribution, general and administrative. Frankly, it would get a little hairy to try to do this on the call. It will be out shortly.

The bulk of the increase, the majority of the increase is sales and marketing once again. Sales and marketing investments in sales force, in promotions and so forth. G&A is a bit of an increase, yes, but it’s not the lion’s share of it. Sales and marketing, it’s across all three categories of what we aggregate as selling general and administrative. It’s across sales and marketing, fulfillment distribution and G&A. And, again, it might be more efficient just to wait for the Q and you’ll see it line by line. And actually even the segment data will show it segment by segment.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

D. Frey	But are those investments in people you’re making and soft industry conditions are preventing you from realizing the benefit of that, or how should we think about that?

P. Crecca	In the case of sales and marketing, they are investments to grow the top line. They’re well placed investments in new promotions at Sundance/Newbridge, at Triumph Learning, at Recorded Books. There are investments in the sales force at each of those businesses as well. So this is not a new story for us, which is we continue to invest in the sales and marketing and the promotional efforts in these businesses to continue growth on the top line. I’m not sure that answers your question.

D. Frey	No, it’s just hard from looking at the overall numbers to see the margin erosion and the top line softer than you would have expected and you’re continuing to spend and it’s hard to figure out whether you’re getting the appropriate return on that or not.

P. Crecca	Well, I would hesitate to an extent to generalize, but the big driver is really Sundance/Newbridge with a revenue decline and investments being made to turn that business around. What I would encourage you to do is look at, and I wouldn’t want to quote the data, but look at Haights Cross on an all

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

up, consolidated basis and then look at it without Sundance/Newbridge and you’ll see a different picture.

P. Quandt	You’d see another way of looking at it if you would exclude Sundance/Newbridge and you’d look at our increases in sales and marketing. You’d see that they were definitely paying out and we were holding our margin.

Sundance/Newbridge, of course, would decline in sales and the continued spending on sales and marketing is hurting the whole business. And you’d say, well, then should you be spending the money on sales and marketing at Sundance/Newbridge and we do believe that it would be penny wise and pound foolish not to try to work our way through this. If we would simply start to pull back in sales and marketing and product development I think that would be really a vicious cycle. That wouldn’t be a smart thing to do.

D. Frey	Right. Then I guess a similar line of questioning on the pre-publication. Can you just talk about of the $26 million areas that you’re focusing that on?

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

P. Crecca	For 2006 it will be approximately $10 million for Triumph Learning Buckle Down; it will be approximately $6.5 million at Sundance/Newbridge; it will be approximately $6.5 million at Recorded Books; and approximately $3 million at Options; and Oakstone or Medical Education is kind of almost rounding error, very small.

And just their product is very periodical in nature. They’re a newsletter publisher where the content is fresh every month and once the product is issued, the content is essentially dead. Not dead; it’s usable, but there’s not extensive product development upfront pre-publication costs in the Oakstone Medical or Wellness business, so that’s the rounding error, but those are the four major components to the $26 million.

D. Frey	Right, okay. And then, just lastly, just on the visibility of the Sundance/Newbridge business around what time of the year will you have the visibility, I guess, going into this fall?

P. Quandt	We really won’t know, just like we predicted with Triumph and Buckle Down all last year through July we were down and we were predicting with No Child Left Behind, we couldn’t see it, but we predicted it that we’d have a terrific third and fourth quarters. It would start to kick in with

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

the school year in August and be stronger thereafter and that’s what happened.

But we didn’t see the orders until the month that we really booked the sales in. And the same is going to be true with Sundance/Newbridge. The difference is that we don’t see anything on the horizon that is greatly encouraging at this point. We do not see that after Labor Day there’s going to be a big change in the market.

D. Frey	Well, I guess what I’m thinking is more anecdotally, if the business was soft because people were focusing on basal, and now they have the basal and they’re going through deciding whether that program works and where the gaps are, I mean are you getting any anecdotal feedback from the districts?

P. Quandt	We are. But I would say also we’re facing, as we said earlier, just a great deal of competition in the market niche that we’re in, which is lines of level readers, compared to just a few years ago. There’s a lot more product out there, level readers from other supplemental publishers and we have your basal textbook publishers that have reading programs and

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

they’re actually putting the level readers in the basal programs. So we’re facing a lot more competition. It’s become a lot tougher market.

D. Frey	Okay. Thanks, guys.

Moderator	Our next question from the line of Todd Morgan with CIBC World Markets. Please go ahead.

T. Morgan	Thank you. Good afternoon, you guys. Just following on David’s question, I had sort of two big picture questions to pose to you. You’ve been pretty disciplined both in buying companies as well as disposing of them when the right time comes. Can you talk a little bit about that sort of fish or cut bait process as you look at businesses that are, perhaps, a little bit challenged? I mean, obviously, in the past you have sold things and what’s been kind of the thought process you’ve gone through as you’ve chosen in the past at least to sell or dispose of businesses?

P. Quandt	I think there are a couple of reasons for selling business when they’re truly not strategic and particularly if they’re not strategic and you don’t see really good growth. Today, we’re really pretty comfortable with all the businesses we’re in and we’re doing well with all of the business that

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

we’re in with the exception of Sundance/Newbridge and Sundance/Newbridge is, however, very core for us. It’s close to the center of Haights Cross. So we’re very reluctant to take such a core business and say, well, this would be something that we would consider divesting. We have not considered that.

We think at this time that the best thing that we can do with this business is to do all the right things to get it turned around and by being patient and smart we’ll get the best return.

T. Morgan	Just to sort of look at that, though, Chelsea House a little while ago, you worked with that a long time and then ultimately you just basically sold it. What was kind of the, again, not that in particular perhaps, but you made a decision at some time in the past.

P. Quandt	Yes, we did. Chelsea House was, though, a different story. Chelsea House was in kind of a peripheral market. It was not, I believe, Paul believes, not a great market. We were in the school library business. And this was a market that going forward we didn’t think was going to be as attractive as the public library business or the school curriculum business.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

We also had some fundamental problems. We didn’t control our sales channel with the business. It was hard to differentiate the product and because we were having problems with this and we didn’t view it that core, and we didn’t really like the market niche that we were in. We ultimately divested it. And we did, of course, take quite a bit of time to do it. You know, in hindsight you could always say you should have done it sooner.

But then, again, we’ve had issues where the first year we owned Buckle Down we had kind of disappointing year and last year it just came roaring back. We did all the right things and it worked.

T. Morgan	Okay, fair enough. The second question, kind of on the same vein a little bit, though. You’re obviously working very hard on the businesses you have, but at the same time you’ve got a pretty expensive capital structure and to me anyway, it looks like the trajectory of the company on the whole has flattened out a little bit, at least for now. Can you talk about what are you talking to the board about how you would want to catch up with kind of your capital structure at this point? Are we looking at sort of just basically the business is rebounding? Are we talking about a big transformational acquisition?

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

P. Quandt	We show over time that just with our projections that we’re making steady headway with improving equity value. It’s slow, but it is steady.

T. Morgan	Okay. The cash balances you have on your book’s plan would be to kind of sit with those kinds of numbers unless you find ways to spend it on acquisitions otherwise?

P. Quandt	Right.

T. Morgan	All right. Thank you, then.

Moderator	And our next question from the line of Simon Baukh with MacKay. Please go ahead.

S. Baukh	Hi, guys. Not to keep, I guess, harping on Sundance/Newbridge, but it seems to me like there’s just kind of a fundamental shift now in the way the basals are competing with you. What makes you think that this is something that you can turn around?

P. Quandt	I can’t say with 100% certainty that we will turn it around. I think we’ll turn it around, but I can’t say with 100% certainty. We’re very much

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

looking at the basic market, learning more about the market. We’re also looking in other niches where we can compete and I don’t want to go into detail with new product development plans, but we’re very much looking for areas where the basals aren’t, and there is less competition. That’s the majority of our strategy.

S. Baukh	Then, my next questions are for Paul. Paul, just because there are a lot of pro formas and stuff going on here, just to be clear, the 7% to 8% growth in revenues and EBITDA the full year ‘06 over ‘05, what are the ‘05 numbers that you’re using?

P. Crecca	It would be off of pro forma; well it’s ‘05 as reported. Just grab our 10-K and all you’ve got to do is just calculate EBITDA and it is off of that EBITDA and it’s 56 and change.

S. Baukh	So 56, and do eleven revenue numbers?

P. Crecca	Correct. Yes, the data in the 10-K is very clean because it removes Chelsea House from continuing operations. It’s got full year of Buckle Down and Options Publishing. So you’re fine; just look at the revenue and EBITDA calculated from the 10-K and that’s the benchmark.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

S. Baukh	And then the 20% to 25% decline, that’s second quarter for Sundance/Newbridge?

P. Crecca	That’s as reported last, well it’s actually more clearly stated in the 8-K, which was filed yesterday, which strips out Chelsea House from the second quarter of ‘05 from the K-12 supplemental segment. So, yes, it’s off of that, again, restated segment.

S. Baukh	And that’s a revenue number?

P. Crecca	That’s revenue, correct.

S. Baukh	And then, what about EBITDA?

P. Crecca	Well, as you have seen with the first quarter of 2006 we are continuing to make investments, as Peter mentioned, to turn the business around so on a 25% sales decline the EBITDA impact will be larger.

S. Baukh	And you didn’t have it in your prepared notes, but do you want to give any kind of similar clarity on some of the other divisions for the second quarter?

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

P. Crecca	I felt it was important not to comment on the second quarter at Sundance/Newbridge only in that it is, we expect, to be such a dramatic decline. The other businesses should perform in a trend line as they have been performing. We remain optimistic, cautiously optimistic about Recorded Books, Triumph Learning, Buckle Down Options will continue to benefit from the same trends that they have been benefiting for for the last couple of quarters. So those are fairly, as Peter said, fairly predictable, but just wanted to make a very specific point of where we thought Sundance/Newbridge would be.

S. Baukh	Okay. Thank you.

Moderator	Thank you. And we have a question from the line of Craig Carlozzi with Mast Capital. Please go ahead.

C. Carlozzi	Hey, guys. Thanks for taking the question. I apologize if this is redundant, but I was doing a number of things. Embedded in your guidance could you please speak to how successful you expect Sundance/Newbridge to be? And I’m not really looking for a Q2 expectation; I’m really looking for the Q3, Q4 of 2006 or the September/December quarter.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

Clearly you provide very specific guidance and I appreciate that, but within that guidance it sounds like there’s a ton of uncertainty around a significant portion of your overall business so I was wondering if you could kind of speak to what’s embedded in that guidance.

P. Crecca	Well, again, the full year outlook for Sundance/Newbridge we continue to expect a revenue decline in the mid-teens range. The decline in the first quarter was just under 14%. Expect the second quarter to be in the, again, 20% to 25% range. We have been saying we are hopeful and do anticipate to a degree a bit of an improvement in the third and fourth quarters as we get into a new fiscal year.

The fiscal year that will be ending June 30, 2006, we believe has been impacted by substantial basal adoptions during that period, which has drawn funds available away from supplemental purchases. That’s just one factor. The other factor is the increased competition. So we are somewhat hopeful that the second half of 2006 will be a more positive funding environment and hence have a little bit of optimism.

But, again, through the first half of 2006, given the guidance we’ve just given you for the second quarter, Sundance/Newbridge is going to be

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

down, like high teens range for the first half so there’s going to need to be a pick up. I mean a better performance in the second half, but certainly not anticipating growth, that’s for certain.

C. Carlozzi	Okay.

P. Crecca	There, it’s kind of math.

C. Carlozzi	Yes, okay. So it’s fair to say if there is any uncertainty embedded in your guidance, it clearly is Sundance/Newbridge.

P. Crecca	Oh, yes.

C. Carlozzi	Okay. Well thank you very much.

Moderator	And we have a question from the line of Ken Goldberg with Lydian Asset Management. Please go ahead.

K. Goldberg	Hi. I wanted to know if you could talk about some of these, I’ll call them one-time expenses you referred to early in the call related to staffing changes and any other items that may have impacted the profit.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

P. Crecca	Sure. There is some discussion in the Q, but it’s relocating the Buckle Down warehouse and accounting functions from Iowa City into our shared services center in Northborough and accounting functions into Triumph Learning in New York. There were CEO...

P. Quandt	And that, of course...

P. Crecca	That’s a one-time, yes.

P. Quandt	And as we’re doing that to save money.

P. Crecca	It will save dollars, yes.

P. Quandt	We’ll be able to operate the business better, be more professional.

P. Crecca	And in the case of Buckle Down and most notably Sundance/Newbridge there was a CEO/President change in each of those businesses, which requires the accrual of severance and some of those sorts of things that are flowing through operations and they’re not part of any major restructuring program so they are just part of general and administrative expenses at this point.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

K. Goldberg	I just wanted to know how much that totals out to, to get a sense of the impact on the EBITDA for the quarter.

P. Crecca	I’d have to get back to you with that. I’d want to do a calculation.

P. Quandt	And made sure we’ve included everything.

P. Crecca	Yes, make sure we’ve included everything.

K. Goldberg	And then you referred to some cost savings, controlling expenses, items with the k-12 business; is there anything you can tell us about opportunities in that category, how much that might come out to or what your plans are?

P. Crecca	We really haven’t attempted to quantify it. We’re looking very carefully at non-revenue, non-sales leading type expenses. We’re not spending inefficiently, but at the same time making investments that are going to turn the top line of this business around. We have not done, let me just say very clearly, we have not done any kind of a head count, a forced head count or managed head count reduction. We’re doing the basic blocking

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

and tackling of watching what we spend in every category that’s unnecessary, if you will, to the growth of sales.

P. Quandt	Some of the things we’ve done, just to speak and I can’t quantify this, and we probably could quantify it better, but we’re printing more and more of our product in China. At Sundance/Newbridge we’re cutting back on the number of mail pieces we’re sending out. We’re using sophisticated database analysis to eliminate marginal names that we could mail.

We’ve hired a consulting firm to help us negotiate with third parties and they’ve been, we can get back to you with the number, but we think we’re going to save.

P. Crecca	Half a million dollars. Over time, yes.

P. Quandt	We have a program in place where we encourage employees at the various units to come up with ideas in savings. How much did we save on that last year, Paul?

P. Crecca	Annual savings across all of the units, just under about $900,000.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

P. Quandt	And, of course, we’re doing things like consolidating our back office facilities. I talked earlier about combining the field sales forces of Buckle Down and Options. We did three states as a test and now we’ve rolled it out to eight states. There will be more states in the fall and early next year. So we’re doing all the basic things.

K. Goldberg	Yes, kind of what I’m getting at is you have a sense for let’s say the Sundance/Newbridge business top line, can you get it to the point where you’re turning a decent profit at 85% of last year’s level? Is that something you’re focused on?

P. Quandt	If we desired, if we were going to take the short-term we could bring it in at 85% or 90% of last year’s level, probably at the expense of future sales for the company. We decided to do the things that we think can really revitalize the company and it is expensive. But if we don’t do those things, I think that the future of Sundance/Newbridge will be that of a not particularly successful company. And how successful it would be I don’t know, but it would not be as good as if we could get it turned around.

HAIGHTS CROSS
Host: Paul Crecca
May 9, 2006/4:00 p.m. EDT

If you remember last year, first part of the year at Buckle Down we were spending a lot of money on sales and marketing, product development and we didn’t see the turn until the second half of the year.

K. Goldberg	Okay. That’s great. Thank you.

Moderator	Thank you. We have no further questions.

P. Quandt	Thank you very much.

P. Crecca	Thank you, everyone. That will conclude the call.

Moderator	Ladies and gentlemen, that does conclude our conference call for today. Thank you for your participation and for using AT&T’s Executive Teleconference Service. You may now disconnect.